As filed with the Securities and Exchange Commission on July 28,
2000
                             Registration No. 333-______________

                    ------------------------

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                   -------------------------
                            FORM S-8
                     REGISTRATION STATEMENT
                UNDER THE SECURITIES ACT OF 1933

                       INTEL CORPORATION
     (Exact name of registrant as specified in its charter)

           Delaware                             94-1672743
(State or Other Jurisdiction of              (I.R.S. Employer
Incorporation or Organization)            Identification Number)

                   2200 Mission College Blvd.
               Santa Clara, California 95052-8119
      (Address of Principal Executive Offices) (Zip Code)

  Basis Communications Corporation 1999 Equity Incentive Plan
                as assumed by Intel Corporation
                    (Full title of the Plan)

                     F. THOMAS DUNLAP, JR.
         Vice President, General Counsel and Secretary
                       Intel Corporation
                   2200 Mission College Blvd.
               Santa Clara, California 95052-8119
            (Name and address of agent for service)

                         (408) 765-8080
 (Telephone number, including area code, of agent for service)

                           Copies to:
                     KENNETH R. LAMB, ESQ.
                  Gibson, Dunn & Crutcher LLP
                     One Montgomery Street
                    San Francisco, CA 94104
                         (415) 393-8200

  ============================================================
                CALCULATION OF REGISTRATION FEE
  ============================================================
                         Proposed     Proposed
 Title of   Amount to    maximum       maximum
securities      be       offering     aggregate      Amount of
  to be     registered  price per     offering     registration
registered     (1)      share (2)     price (2)       fee (3)
----------  ----------  ----------   ----------     ----------
Common        7,500     $139.8125    $1,048,594        $277
Stock par
value
$0.001 per
share
===============================================================
1. Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

2.   Estimated  solely  for  the  purpose  of  determining   the
     registration fee.

3. Calculated pursuant to Rule 457(c) based upon the average of the high and low prices of the Common Stock on the
     Nasdaq   National  Market  on  July  24,  2000  which   was
     $139.8125.
===============================================================

                        EXPLANATORY NOTE

      This Registration Statement on Form S-8 is filed by Intel Corporation, a Delaware corporation (the "Company," "Corporation" or "Registrant"), relating to 7500 shares of its common stock, par value $0.001 per share (the "Common Stock"), issuable to eligible employees of the Company under the Basis Communications Corporation 1999 Equity Incentive Plan as assumed by Intel Corporation (the "Plan"). This Registration Statement is submitted in accordance with Section E of the General Instructions to Form S-8 regarding Registration of Additional Securities.

     The following documents, which previously have been filed by the Company with the Securities and Exchange Commission (the
"Commission"), are incorporated herein by reference and made a part hereof:

(i) The Company's Registration Statement on Form S-8, file number 333-39422, filed with the Commission on June 16, 2000;

(ii)  The  Company's Current Report on Form 8-K  filed  with  the
Commission on June 22, 2000; and

(iii)The  Company's  Current Report on Form 8-K  filed  with  the
Commission on July 20, 2000.

                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 25th day of July, 2000.

                              INTEL CORPORATION


                              By:/s/F. Thomas Dunlap, Jr.
                              -----------------------------
                                 F. Thomas Dunlap, Jr.
                                 Vice President, General
                                 Counsel and Secretary

      Each person whose signature appears below constitutes and appoints F. Thomas Dunlap, Jr. and Andy D. Bryant, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature               Title                       Date

/S/Gordon E. Moore      Chairman Emeritus and       July 25, 2000
Gordon E. Moore         Director

/s/Andrew S. Grove      Chairman of the Board       July 25, 2000
Andrew S. Grove         (principal executive
                        officer)

                        President and Chief
Craig R. Barrett        Executive Officer


/s/Andy D. Bryant       Senior Vice President,      July 25, 2000
Andy D. Bryant          Principal Accounting and
                        Chief Financial Officer
                        and  Enterprise  Services
                        Officer

/s/John Browne          Director                    July 25, 2000
John Browne

/s/Winston H. Chen      Director                    July 25, 2000
Winston H. Chen

/s/D. James Guzy        Director                    July 25, 2000
D. James Guzy

/s/David S. Pottruck    Director                    July 25, 2000
David S. Pottruck

/s/Jane E. Shaw         Director                    July 25, 2000
Jane E. Shaw

                        Director
Leslie L. Vadasz

/s/David B. Yoffie      Director                    July 25, 2000
David B. Yoffie

                        Director
Charles E. Young

                        INDEX TO EXHIBITS

Exhibit No.  Description
-----------  -----------
5.1          Legal Opinion of Gibson, Dunn & Crutcher LLP.

23.1         Consent of Gibson, Dunn & Crutcher LLP (included  in
             Exhibit 5.1).

23.2         Consent of Ernst & Young LLP, Independent Auditors.

24.1 Power of Attorney (contained on signature page hereto).

                                                      EXHIBIT 5.1

           [Letterhead of Gibson, Dunn & Crutcher LLP]

                          July 28, 2000

Intel Corporation
2200 Mission College Boulevard
Santa Clara, California  95052

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

      We have acted as counsel to Intel Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended, of 7500 shares of Common Stock, $.001 par value (the "Shares"), of the Company (the "Common Stock"), subject to issuance by the Company upon exercise of options granted under the Basis Communications Corporation 1999 Equity Incentive Plan as assumed by Intel Corporation (the "Plan") assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of March 20, 2000, among the Company, Basis Communications Corporation, a California corporation, SWT Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and for the limited purposes set forth therein, Michael David Shealy.

      We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

      Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Company of the Shares has been duly authorized and (ii) when issued in accordance with the terms of the Plan, the Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

      We are admitted to practice in the State of California, and are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of California and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

                              Very truly yours,

                              /s/GIBSON, DUNN & CRUTCHER LLP

                                                     EXHIBIT 23.2

       CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Basis Communications Corporation 1999 Equity Incentive Plan, as assumed by Intel Corporation, of our report dated January 11, 2000, with respect to the consolidated financial statements and schedule of Intel Corporation included in and/or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 25, 1999, filed with the Securities and Exchange Commission.

                                             /s/Ernst & Young LLP

San Jose, California
July 26, 2000